Exhibit 99.1

Cytokinetics, Inc.	Burns McClellan, Inc.
Sharon Surrey-Barbari	Jonathan M. Nugent (investors)
SVP, Finance and CFO	Justin Jackson (media)
(650) 624-3000	(212) 213-0006

CYTOKINETICS, INCORPORATED REPORTS
FIRST QUARTER 2005 FINANCIAL RESULTS

Company Provides Update on Development Programs

For immediate release

SOUTH SAN FRANCISCO, CA, April 27, 2005 - Cytokinetics, Incorporated (Nasdaq: CYTK), for the first quarter of 2005, reported revenues from research and development collaborations of $2.6 million. Net loss for the first quarter of 2005 was $10.5 million, or $0.37 per share. As of March 31, 2005, cash, cash equivalents, restricted cash and marketable securities totaled $106.8 million.

“In the first quarter, we continued to make progress in both our oncology and cardiovascular programs. As part of our strategic alliance with GlaxoSmithKline (GSK) our lead drug candidate, ispinesib, formerly designated as SB-715992, is being studied in a broad clinical trials program that consists of nine Phase II trials and five Phase I/Ib trials evaluating its use in a variety of both solid and hematologic cancers. The breadth of this clinical trials program reflects the potential for and the complexity of developing a drug candidate such as ispinesib. This approach should help us to identify those tumor types that are the most promising for the continued development of ispinesib,” stated James H. Sabry, M.D., Ph.D., President and Chief Executive Officer. “Furthermore, during the quarter we selected a compound arising from our heart failure drug discovery program to advance towards clinical development. The compound is currently in preclinical studies and we anticipate initiating clinical trials in 2005.”

Company Highlights

•	During the quarter, GSK continued to conduct three Phase II clinical trials evaluating ispinesib as monotherapy in the second-line treatment of patients with non-small cell lung cancer (NSCLC), in the second- or third-line treatment of patients with advanced breast cancer, and in the second-line treatment of advanced ovarian cancer patients.

•	In addition, GSK continued to conduct three dose-escalating Phase Ib clinical trials. Each of the clinical trials are designed to evaluate the safety, tolerability, and pharmacokinetics of ispinesib in combination with a leading anti-cancer therapeutic, one in combination with carboplatin, the second in combination with capecitabine, and the third in combination with docetaxel.

•	In the first quarter, the National Cancer Institute (NCI), in collaboration with GSK, initiated the enrollment of patients in two Phase II clinical trials, one evaluating the efficacy of ispinesib for the second-line treatment of patients with colorectal cancer and another evaluating ispinesib for the first-line treatment of patients with hepatocellular cancer.

•	In the month of April, the NCI, in collaboration with GSK, initiated enrollment of patients in a Phase II clinical trial evaluating the efficacy of ispinesib for the treatment of patients with melanoma. The NCI plans to conduct three additional Phase II clinical trials to further evaluate the safety and efficacy of ispinesib in head and neck, prostate and renal cell cancers.

•	The NCI is also evaluating ispinesib in two Phase I clinical trials designed to evaluate the safety, tolerability and pharmacokinetics of ispinesib infused on days 1, 2 and 3 of a 21-day cycle. The first of these two trials is currently enrolling patients who have acute leukemia, chronic myelogenous leukemia or advanced myelodysplastic syndromes. The second of these two clinical trials is currently enrolling patients with advanced solid tumors that have failed to respond to all standard therapies.

Cytokinetics Q1 Financials Press Release
April 27, 2005

•	During the first quarter, GSK continued to enroll patients in a Phase I clinical trial of SB-743921, a second kinesin spindle protein (KSP) inhibitor, for the treatment of patients with advanced cancer. The company recently announced that interim results from this Phase I clinical trial will be presented on Saturday May 14th starting at 8:00 a.m. at the 2005 Annual American Society of Clinical Oncology (ASCO) meeting. The poster will present interim data on the safety, tolerability and pharmacokinetics of SB-743921.

•	During the quarter, the company selected a cardiac myosin activator for advancement into development. The drug candidate, which is currently in preclinical studies, has shown potential in animal models for the treatment of heart failure. The company plans to initiate its human clinical trials for this drug candidate during 2005.

•	On April 5th, the company announced changes to its Board of Directors. Mark McDade was appointed to the company’s Board of Directors. Mr. McDade is the CEO and a director of Protein Design Labs, Inc. Effective on the same date, William J. Rutter, PhD. announced his resignation from Cytokinetics’ Board of Directors.

Financials

Revenues from research and development collaborations for the first quarter of 2005 were $2.6 million, compared to revenues in the first quarter of 2004 of $5.9 million. Revenues included payments for research collaborations with GSK and AstraZeneca. The decline in collaborative research revenues for the first quarter of 2005, as compared to the first quarter of 2004, was primarily the result of the receipt of a $3.0 million milestone from GSK for the initiation of Phase II clinical trials for ispinesib earned in the first quarter of 2004, along with a decrease in funding of $0.2 million by GSK in the first quarter of 2005.

Total research and development (R&D) expenses for the first quarter of 2005 were $10.5 million compared to $9.4 million for the same period in 2004. Expenses related to the development of the company’s drug candidates for the treatment of congestive heart failure and expenses related to early research programs were the primary reasons for the increased spending in the first quarter of 2005.

Total general and administrative (G&A) expenses for the first quarter of 2005 were $3.1 million compared to $2.5 million in the first quarter of 2004. The increased spending in the first quarter of 2005 over the first quarter in the prior year was primarily due to increased personnel expenses and additional outside services associated with the cost of being a public company.

The net loss for the three months ended March 31, 2005, was $10.5 million, or $0.37 per share. This compares to a net loss for the same period in 2004 of $5.9 million, or $2.56 per share. The per share amounts for 2004 were derived from the common stock outstanding for the period, and did not include the preferred shares outstanding that would have converted to common stock subsequent to the company’s initial public offering on April 29, 2004.

Company Milestones for 2005

Oncology

Ispinesib is being evaluated in a clinical trials program that consists of nine Phase II studies and five Phase I and Ib studies. As data become available in 2005 and beyond, these clinical trials should help us to identify those tumor types and treatment schedules that are the most promising for the continued development of ispinesib:

•	Data anticipated from the Phase II clinical trial of second-line therapy in patients with NSCLC

•	Interim data anticipated from the Phase II clinical trial of second- or third-line therapy in patients with breast cancer

•	Data anticipated from the Phase II clinical trial of second-line therapy in patients with ovarian cancer

•	Data anticipated from three Phase Ib clinical trials, each evaluating ispinesib in combination with docetaxel, with capecitabine, or with carboplatin, respectively

SB-743921 is being evaluated in a clinical trials program with the first trial a Phase I study:

•	Data anticipated from the Phase I clinical trial

The above clinical trial milestones for the oncology program are based on information provided by our strategic partner GSK.

Cytokinetics Q1 Financials Press Release
April 27, 2005

Cardiovascular

Cardiac Myosin Activator

•	Advance a drug candidate into human clinical trials in 2005

Conference Call and Webcast Information

James Sabry, M.D., Ph.D., President and CEO, and Sharon Surrey-Barbari, SVP of Finance and CFO, and other members of the management team, will review first quarter results via webcast and conference call today at 4:30 PM Eastern Time. To access the live webcast, please log-on in the Investor Relations section of Cytokinetics’ website at www.cytokinetics.com. Investors, members of the news media and the general public may also access the live conference call by dialing either 800-573-4754 (United States and Canada) or 617-224-4325 (International) and typing in the passcode 46164478. The webcast will be available via Cytokinetics’ website through May 27, 2005. The audiocast will be available via telephone from April 27, 2005 at 6:30 PM Eastern Time until May 4, 2005 by dialing 888-286-8010 (United States and Canada) or 617-801-6888 (International) and typing in the passcode 53371240.

About Cytokinetics

Cytokinetics is a leading biopharmaceutical company focused on the discovery, development and commercialization of novel small molecule drugs that specifically target the cytoskeleton. The cytoskeleton is a complex biological infrastructure that plays a fundamental role within every human cell. Cytokinetics’ focus on the cytoskeleton enables it to develop novel and potentially safer and more effective classes of drugs directed at treatments for cancer, cardiovascular disease and other diseases. Cytokinetics has developed a cell biology driven approach and proprietary technologies to evaluate the function of many interacting proteins in the complex environment of the intact human cell. Cytokinetics employs the PUMA™ system and Cytometrix™ technologies to enable early identification and automated prioritization of compounds that are highly selective for their intended protein targets without other cellular effects, and are thereby less likely to give rise to clinical side effects. Cytokinetics and GlaxoSmithKline have entered into a strategic alliance to discover, develop and commercialize small molecule therapeutics targeting human mitotic kinesins for applications in the treatment of cancer and other diseases. GlaxoSmithKline is conducting Phase II and Phase Ib clinical trials for ispinesib (SB-715992) and a Phase I clinical trial for SB-743921, each a drug candidate that has emerged from the strategic alliance. Cytokinetics’ heart failure program is the second program to leverage the company’s expertise in cytoskeletal pharmacology. Cytokinetics expects to enter human clinical trials in 2005 with a novel small molecule cardiac myosin activator for the treatment of heart failure. Additional information about Cytokinetics can be obtained at www.cytokinetics.com.

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). Cytokinetics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, statements relating to the expected timing, scope and results of our clinical development and research program, including Company milestones for 2005, statements regarding upcoming presentations of clinical trial results, initiation of clinical trials, and statements regarding the potential benefits of our drug candidates and potential drug candidates and the enabling capabilities of our proprietary technologies. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of Cytokinetics’ drug candidates that could slow or prevent clinical development, product approval or market acceptance (including the risks relating to uncertainty of patent protection for Cytokinetics’ intellectual property or trade secrets, Cytokinetics’ ability to obtain additional financing if necessary and unanticipated research and development and other costs), difficulties or delays in patient enrollment for clinical trials and unexpected adverse side effects or inadequate therapeutic efficacy of our drug candidates. For further information regarding these and other risks related to Cytokinetics’ business, investors should consult Cytokinetics’ filings with the Securities and Exchange Commission.

###

Cytokinetics Q1 Financials Press Release
April 27, 2005

Condensed Statement of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,	March 31,
	2005	2004
Revenues:
Research and development and grant revenues	$1,872	$5,167
License revenues	700	700

Total revenues	2,572	5,867

Operating Expenses:
Research and development	10,537	9,360
General and administrative	3,143	2,475

Total operating expenses	13,680	11,835

Operating loss:	(11,108)	(5,968)
Interest and other income	712	174
Interest and other expense	(134)	(138)

Net loss	$(10,530)	$(5,932)

Net loss per common share — basic and diluted	$(0.37)	$(2.56)
Weighted average shares used in computing net loss per common share — basic and diluted	28,381,656	2,316,482

Cytokinetics Q1 Financials Press Release
April 27, 2005

Condensed Balance Sheet Data
(in thousands)
(unaudited)

	March 31,	December 31,
	2005	2004
Assets
Cash and cash equivalents	$14,816	$13,061
Short term investments	86,809	92,637
Other current assets	3,200	3,369

Total current assets	104,825	109,067
Long term investments	0	4,555
Property and equipment, net	6,727	7,336
Restricted investments	5,136	5,980
Other assets	1,144	1,163

Total assets	$117,832	$128,101

Liabilities and stockholders’ equity
Current liabilities	$12,097	$11,039
Long-term obligations	8,190	9,506
Stockholder’s equity	97,545	107,556

Total liabilities and stockholders’ equity	$117,832	$128,101